UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2005

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue, Suite 510

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2005, ArthroCare Corporation, a Delaware corporation (“ArthroCare”), ArthroCare Caymans, a corporation organized under the laws of the Cayman Islands and a wholly-owned subsidiary of ArthroCare (“ArthroCare Caymans”) and Smith & Nephew, Inc., a Delaware corporation (“Smith & Nephew”) entered into a Settlement and License Agreement (the “Settlement Agreement”) and a Supply and Distribution Agreement (the “Supply Agreement”).

Pursuant to the Supply Agreement, ArthroCare will manufacture bipolar and certain monopolar radiofrequency (“RF”) arthroscopy products for worldwide sale by Smith & Nephew. Pursuant to the Settlement Agreement, ArthroCare has been granted a license for the worldwide sale of its existing spine products and ArthroCare has granted to Smith & Nephew a non-exclusive, worldwide license to use and sell bipolar RF products and a non-exclusive, worldwide license to manufacture and sell bipolar RF shaver products. As part of the Settlement Agreement, ArthroCare also will receive royalty payments for all bipolar RF products Smith & Nephew sells in the United States and for bipolar RF shaver products manufactured and sold by Smith & Nephew worldwide. In addition to product sales from the Supply Agreement and royalties from the Settlement Agreement, ArthroCare will receive a one-time cash settlement payment at signing and related milestone payments over the next twelve months. Subject to certain exceptions, Smith & Nephew has agreed to purchase all of its requirements for the products manufactured under the Supply Agreement from ArthroCare.

Pursuant to the Settlement Agreement, Smith & Nephew and ArthroCare have settled the legal disputes between Smith & Nephew and ArthroCare arising out of a legal action filed by ArthroCare in the United States District Court of Delaware on July 25, 2001 and a legal action filed by Smith & Nephew in the United States District Court, Western Tennessee on April 3, 2003. Among other things, the Settlement Agreement settles the legal disputes relating to Smith & Nephew’s Dyonics Control RF System, the ElectroBlade and the Saphyre™ RF electrosurgical devices and certain ArthroCare spine products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: September 9, 2005	By:	/s/ Fernando Sanchez
Fernando Sanchez
Chief Financial Officer